Exhibit 99.1

NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier, CFO	Rob Whetstone (310) 279-5963
	(949) 646-2175	rwhetstone@pondel.com

VOLCOM REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

•	Consolidated Revenues Increased 11.4% to $104.7 Million

•	U.S. Segment Revenue Grows 13.6% to $64.5 Million; Electric Segment Rises 29.2% to $8.9 Million

•	Company Declares Special Cash Dividend of $1.00 Per Share

COSTA MESA, CA – October 28, 2010 – Volcom, Inc. (NASDAQ: VLCM) today announced financial results for the third quarter ended September 30, 2010.

For the 2010 third quarter, total consolidated revenues were $104.7 million, compared with $93.9 million in the third quarter of 2009. Total revenues in the company’s U.S. segment, which includes revenues from the U.S., Canada, Japan and most other international territories outside of Europe, as well as the company’s branded retail stores, were $64.5 million, compared with $56.8 million in the prior-year period. Total revenues in the company’s Europe segment were $28.7 million, compared with $30.2 million in the same period in 2009. Total revenues in the company’s Electric segment were $8.9 million, compared with $6.9 million in 2009. Total revenues in the company’s Australia segment were $2.6 million.

“Our results for the third quarter are in line with our plan and reinforce our strategy to gain market share on a global level,” said Richard Woolcott, Volcom’s chairman and chief executive officer. “During the first nine-months of this year, we have experienced solid revenue growth in our mens and boys categories, and our business with our core retailers remains very healthy. In other activities, we have launched major branding initiatives, acquired our Australian licensee, acquired distribution operations in Spain, and launched our e-commerce business. We are encouraged by the momentum thus far and I am proud of our team’s focus and dedication to building Volcom into a world brand.”

Volcom 2010 Third Quarter Financial Results

Woolcott also noted that given the company’s continued cash flow from operations, strong balance sheet and no long-term debt, Volcom’s Board of Directors has determined that a special cash dividend was appropriate and supports the company’s commitment to providing shareholder value.

Consolidated gross profit for the 2010 third quarter was $51.9 million, equal to 49.6% of total revenues, compared with $48.5 million, equal to 51.6% of total revenues, in the third quarter of 2009.

Selling, general and administrative expenses on a consolidated basis were $33.9 million in the 2010 third quarter versus $28.8 million in the comparable period in 2009.

Net income for the 2010 third quarter was $13.1 million, or $0.53 per diluted share, compared with $13.3 million, or $0.54 per diluted share, in the third quarter of 2009.

At September 30, 2010 the company had cash, cash equivalents and short-term investments totaling $105 million, and no long-term debt.

Special Dividend

The company also announced that on October 27, the Board of Directors approved a special cash dividend of $1.00 per share payable on each share of the company’s outstanding common stock, including any unvested shares of restricted common stock. The special dividend will be payable on November 19, 2010 to stockholders of record at the close of business on November 8, 2010. In accordance with NASDAQ rules, the company’s common stock will start trading on an ex-dividend basis beginning November 4, 2010. The aggregate amount of payments to be made in connection with the special dividend will be approximately $24.4 million.

2010 Fourth Quarter Financial Outlook

For the 2010 fourth quarter, the company currently expects total consolidated revenues of approximately $76 million to $79 million, and fully diluted earnings per share amounts in the range of $0.04 to $0.07.

Giving effect to the company’s current outlook for the 2010 fourth quarter, Volcom’s full year consolidated revenue expectation is between $321 million and $324 million. This translates to diluted earnings per share for 2010 in the range of $0.89 to $0.92.

Volcom 2010 Third Quarter Financial Results

Conference Call Information

The company will host a conference call today at approximately 4:30 p.m. ET to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com. A telephone playback of the conference call also will be available through 11:59 p.m. ET, Friday, November 5. Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use reservation number 15128955.

About Volcom, Inc.

Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to Volcom’s future operations, opportunities or financial performance. In particular, statements regarding the company’s guidance and future financial performance contained under the section entitled 2010 Fourth Quarter Financial Outlook are forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Volcom’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, further softening of the retail environment, sales of our products by key retailers, including Pacific Sunwear and Zumiez, changes in fashion trends and consumer preferences, general economic conditions, the impact of sourcing costs, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and the subsequently filed Quarterly Reports on Form 10-Q, all of which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product revenues	$104,213	$93,356	$243,196	$215,103
Licensing revenues	445	560	1,426	1,348

Total revenues	104,658	93,916	244,622	216,451
Cost of goods sold	52,797	45,433	120,933	107,232

Gross profit	51,861	48,483	123,689	109,219
Selling, general and administrative expenses	33,884	28,825	94,657	82,710

Operating income	17,977	19,658	29,032	26,509
Other income:
Interest income, net	66	127	272	229
Gain on investment in unconsolidated investee	39	—	39	—
Foreign currency gain	1,256	222	1,179	991

Total other income	1,361	349	1,490	1,220

Income before provision for income taxes	19,338	20,007	30,522	27,729
Provision for income taxes	6,285	6,750	9,868	9,381

Net income	$13,053	$13,257	$20,654	$18,348

Net income per share:
Basic	$0.54	$0.54	$0.85	$0.75
Diluted	$0.53	$0.54	$0.85	$0.75
Weighted average shares outstanding:
Basic	24,396,899	24,354,208	24,377,222	24,350,725
Diluted	24,431,095	24,367,464	24,421,970	24,361,034

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$104,950	$76,180
Short-term investments	—	35,000
Accounts receivable — net of allowances	81,821	53,792
Inventories	37,024	33,250
Prepaid expenses and other current assets	9,404	4,353
Income taxes receivable	—	725
Deferred income taxes	8,212	7,700

Total current assets	241,411	211,000

Property and equipment — net	26,543	26,348
Investment in unconsolidated investee	—	330
Deferred income taxes	3,535	3,545
Intangible assets — net	10,235	9,784
Goodwill	1,341	1,291
Other assets	1,134	735

Total assets	$284,199	$253,033

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,328	$22,788
Accrued expenses and other current liabilities	15,168	9,957
Income taxes payable	3,422	—
Current portion of capital lease obligations	17	50

Total current liabilities	42,935	32,795

Long-term capital lease obligations	27	—
Other long-term liabilities	1,257	1,203
Income taxes payable – non-current	23	68
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	94,279	92,192
Retained earnings	144,334	123,679
Accumulated other comprehensive income	1,320	3,072

Total stockholders’ equity	239,957	218,967

Total liabilities and stockholders’ equity	$284,199	$253,033

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$20,654	$18,348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,645	5,034
Gain on investment in unconsolidated investee	(39)	—
Provision for doubtful accounts	173	2,434
Excess tax benefits related to exercise of stock options	(51)	—
Loss on disposal of property and equipment	35	3
Stock-based compensation	1,514	1,246
Deferred income taxes	(487)	(963)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(24,562)	(13,574)
Inventories	376	5,032
Prepaid expenses and other current assets	(4,149)	(407)
Income taxes receivable/payable	4,182	6,683
Other assets	(351)	31
Accounts payable	800	(5,445)
Accrued expenses and other current liabilities	4,035	1,040
Other long-term liabilities	72	(96)

Net cash provided by operating activities	6,847	19,366

Cash flows from investing activities:
Purchase of property and equipment	(4,286)	(3,406)
Business acquisitions, net of cash acquired	(2,304)	(897)
Purchase of short-term investments	(20,000)	(64,933)
Sale of short-term investments	55,000	24,944
Proceeds from sale of property and equipment	38	6

Net cash provided by (used in) investing activities	28,448	(44,286)

Cash flows from financing activities:
Principal payments capital lease obligations	(12)	(65)
Proceeds from exercise of stock options	523	—
Excess tax benefits related to exercise of stock options	51	—

Net cash provided by (used in) financing activities	562	(65)

Effect of exchange rate changes on cash	(7,087)	4,701

Net increase (decrease) in cash and cash equivalents	28,770	(20,284)
Cash and cash equivalents — Beginning of period	76,180	79,613

Cash and cash equivalents — End of period	$104,950	$59,329

VOLCOM, INC. AND SUBSIDIARIES

OPERATING SEGMENT INFORMATION (UNAUDITED)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Total revenues:
United States	$64,487	$56,769	$163,513	$142,839
Europe	28,672	30,250	57,420	57,814
Electric	8,911	6,897	21,101	15,798
Australia	2,588	—	2,588	—

Consolidated	$104,658	$93,916	$244,622	$216,451

Gross profit:
United States	$29,261	$28,350	$77,409	$69,874
Europe	15,971	16,016	32,611	30,457
Electric	5,466	4,117	12,506	8,888
Australia	1,163	—	1,163	—

Consolidated	$51,861	$48,483	$123,689	$109,219

Operating income (loss):
United States	$6,354	$9,017	$11,624	$13,801
Europe	9,653	9,730	14,725	13,306
Electric	1,885	911	2,598	(598)
Australia	85	—	85	—

Consolidated	$17,977	$19,658	$29,032	$26,509